October 26, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the following Registrants and we reported on the financial statements of the Registrants as of and for the years ended December 31, 2004 and 2003, on the dates indicated.

                       Registrant                        Date of Auditors Report

   PDC-2002-A Limited Partnership             April 15, 2005

   PDC-2002-B Limited Partnership             April 15, 2005

   PDC-2002-C Limited Partnership             April 15, 2005

   PDC-2002-D Limited Partnership             April 15, 2005

   PDC-2001-A Limited Partnership             April 19, 2005

   PDC-2001-B Limited Partnership             April 15, 2005

   PDC-2001-C Limited Partnership             April 15, 2005

   PDC-2001-D Limited Partnership             April 15, 2005

   PDC-2000-B Limited Partnership             April 19, 2005

   PDC-2000-C Limited Partnership             April 19, 2005

   PDC-2000-D Limited Partnership             April 19, 2005

   PDC-1999-D Limited Partnership             April 19, 2005

   PDC-1998-D Limited Partnership             April 15, 2005

   PDC-1997-D Limited Partnership             April 19, 2005

   PDC-1996-D Limited Partnership             April 15, 2005

On October 20, 2006, we were notified that our appointment as principal accountants was terminated.  We have read the Registrants' statements included under Item 4.01 of its Form 8-K dated October 26, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Registrants' statements that the decision to change accountants was recommended and approved by the audit committee of Petroleum Development Corporation ("PDC"), the managing general partner of the Registrants, and that we are not in a position to agree or disagree with the Registrants' statements in section (b) of Item 4.01.

Very truly yours,

s/KPMG LLP